AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment dated as of May 4, 2005 (the “Amendment”) to the Employment Agreement (the “Agreement”) dated as of September 17, 1998 by and between ANADIGICS, Inc., a Delaware corporation (the “Company”), and Bamdad (Bami) Bastani (the “Executive”), is made and entered into by and between the Company and the Executive. Unless otherwise defined herein, capitalized terms have the same meanings as in the Agreement.

WHEREAS, the Company may from time to time consider transactions that could result in a Change in Control of the Company;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company to amend the Agreement to provide for the payment of certain compensation to the Executive in the event such a Change in Control is consummated;

WHEREAS, the Company and the Executive desire to amend the Agreement to reflect the intention of the Board of Directors as set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the Company and the Executive agree that the Agreement is hereby amended as follows:

1.          Section VI.C(a) of the Agreement is amended by deleting such section in its entirety and replacing it with the following:

“(a)       an amount equal to (x) 200% of the sum of (A) the highest annualized rate of his Base Salary in effect at any point during the twelve months preceding the date of termination of employment under this Agreement, plus (B) his bonus at a target of 110% of the highest annualized rate of his Base Salary in effect at any point during the twelve months preceding the date of termination of employment under this Agreement, plus (y) in the event of a termination of employment following a Change in Control, 57.9% of any Change in Control Amount (as defined below) received, or to which the Company or its shareholders become legally entitled to receive, all such payments to be paid out within thirty (30) days from the date of termination of employment under this Agreement or, to the extent any portion of the Change in Control Amount to which he is entitled has not been received by the Company or its shareholders or to which the Company or its shareholders have not become legally entitled to receive at such time, within thirty (30) days of the Company’s or its shareholders’ actual receipt of any such amount;

For purposes of this Section VI.C(a):

“Aggregate Proceeds” shall mean (x) the aggregate proceeds actually received by the Company or its shareholders within twelve months of the date of a Change in Control and (y) to the extent not yet actually received by the Company or its shareholders pursuant to clause (x) hereof, such definitive amounts as the Company or its shareholders are legally entitled to receive pursuant to a written agreement; provided, that the closing of the transaction to which such written agreement(s) relates occurs within twelve months of the date of a Change in Control; and

“Change in Control Amount” shall mean (x) the lesser of (A) 4% of the Aggregate Proceeds, from a single or multiple transactions, in connection with any Change in Control or any sale, assignment, transfer or other disposition, not in the ordinary course, of the stock, assets or business of the Company or (B) $4,655,469, minus (y) $3,293,250;

In determining the value of the non-cash total proceeds actually received by the Company or its shareholders pursuant to this Section VI.C(a), (x) securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued at 100% of the average closing price or last sale price, as applicable, on the 10 trading days prior to, but excluding the date of the Change in Control and (y) securities, assets or property (other than cash and securities valued in accordance with clause (x) hereof) will be valued in good faith by the Board of Directors of the Company;”

2.          This Amendment supplements and modifies the Agreement, and all of the terms, conditions and agreements therein contained are, to the extent not explicitly modified herein, hereby reaffirmed and agreed to and shall remain in full force and effect except as herein modified.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has hereunto set his hand, each as of the day and year first written above.

ANADIGICS, INC.
By: /s/ Thomas Shields Name: Thomas Shields Title: Senior Vice President and Chief Financial Officer EXECUTIVE:
By: /s/ Bami Bastani Name: Bamdad (Bami) Bastani Title: President and Chief Executive Officer